Exhibit (p)(2)

                              XSHARES ADVISORS LLC

                                 CODE OF ETHICS
                                 --------------

                          Adopted Pursuant to Rule 204A

I.      Introduction
        ------------

        XShares Advisors LLC (the "Advisor"), in accordance with the requirements of Rule 204A of the Investment Advisers Act of 1940 (the "Advisers Act"), has approved and adopted this Code of Ethics (the "Code"). This Code sets forth the general fiduciary principles and standards of business conduct to which all of the Advisor's employees are subject. This Code further sets forth policies and procedures that are reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for these Access Persons. Certain capitalized terms used in this Code and not defined in the text herein, such as "Access Persons," are defined in Appendix A.

          A.   About the Advisor
               -----------------

        The Advisor is an investment adviser registered with the Securities and Exchange Commission ("SEC") pursuant to the Advisers Act. The Advisor's sole business is to act as investment adviser to certain registered investment companies. As of the date hereof, the Advisor contemplates serving as investment adviser only to registered open-end investment companies that consist of multiple investment portfolios of exchange-traded funds, each of which is hereinafter referred to as a "Fund." A current list of the Advisor's family of exchange-traded funds is provided in Appendix B. In managing the Funds, the Advisor employs a passive, or indexing, strategy which seeks to replicate, for each Fund's investment portfolio, the composition of each Fund's benchmark index (the "Underlying Index"). The Advisor acts as investment adviser to two different types of Funds. The first type of Fund seeks to replicate the portfolio of an Underlying Index that is created or sponsored by an affiliate of the Advisor or by a promoter of the Fund or its affiliate ("Affiliated ETF"). The second type of Fund seeks to replicate the portfolio of an Underlying Index that is not created or sponsored by an affiliate of the Advisor or by a promoter of the Fund or its affiliate ("Un-Affiliated ETF"). The entity responsible for the creation and sponsorship of an Underlying Index, including the development of the Rules-Based Methodology which determines which securities are to be included in an Underlying Index is known as the "Index Creator."

        The Advisor has delegated to one or more Sub-Advisors the responsibility for the day-to-day management of the Funds. All investment decisions will be made by, and implemented by the Sub-Advisor or Sub-Advisors, as the case may be, subject to the overall supervision of the Advisor. For each Fund, the composition of its Underlying Index is maintained by a third party (the "Index Administrator") that is unaffiliated with the Index Creator, the Advisor or the Fund. The Index Administrator alone reconstitutes each Underlying Index, typically quarterly. For certain Affiliated ETFs, certain officers or employees of the Advisor or the Funds, or any affiliated person of the Advisor or the Funds) may assist the Index Administrator in the performance of its duties. These persons are known as "Index Staff." For other Affiliated ETFs, officers and employees of the Index Creator (unaffiliated with the Advisor) may serve as Index


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Staff. In connection with an order for Exemptive Relief for Affiliated ETFs (the
"Affiliated ETF Exemptive Order") obtained by the Advisor, the Advisor and the Affiliated ETFs have developed certain firewall procedures (the "Firewalls"), as described in this Code, between the activities of the Index Creator, Index
Staff, the Sub-Advisors and other Investment Personnel of the Advisor or Sub-Advisors of Affiliated ETFs. The Firewalls are reasonably designed to prevent the Index Staff from having any advantage over other market participants with respect to access to information concerning changes in the composition of each Underlying Index or in the investment portfolios of the Affiliated ETFs that track the Underlying Indices prior to disclosure. These Firewalls do not apply to Un-Affiliated ETFs. In adopting this Code, the Board took into consideration all of these facts.

          B.   Who is covered by the Code
               --------------------------

        This Code applies to all employees of the Advisor. It is the responsibility of each employee to immediately report to the Advisor's Chief Compliance Officer ("CCO"), Richard Berenger, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any employee that could constitute a violation of law. If you are aware of any activity in this regard, you should contact the CCO immediately. Failure to report a potential violation could result in disciplinary action against the non-reporting employee. The Advisor will ensure that employees are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

          C.   Things You Need to Know to Use This Code
               ----------------------------------------

          o There are three reporting forms that Access Persons have to fill out under this Code; the initial, quarterly and annual holdings reports. Copies of these forms are attached to this Code. You can get copies of the reporting forms from the CCO.

          o All employees must complete the acknowledgement of having received, read and understood this Code (Appendix F) and renew that acknowledgment on a yearly basis.

          o The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, (i) it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs and Limited Offerings.

          o Management of the Advisor and its compliance personnel will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.


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

II.     General Fiduciary Principles and Standards of Business Conduct
        ---------------------------------------------------------------

          A.   Acting as a Fiduciary
               ---------------------

        It is the policy of the Advisor to act in the best interest of the Funds and on the principles of full disclosure, good faith and fair dealing. The Advisor recognizes that it has a fiduciary duty to the Funds. Acting as a fiduciary requires that the Advisor, consistent with its other statutory and regulatory obligations, act solely in the Funds' best interests and in the interest of Fund investors when providing investment advice and engaging in other activities on behalf of the Funds. The Advisor and its employees must seek to avoid situations which may result in potential or actual conflicts of interest with these duties. To this end, the following principles apply:

          o All employees must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations;

          o The Advisor must have a reasonable basis for the investment advice and decisions it makes for the Funds;

          o The Advisor must ensure that its investment decisions are consistent with the Fund's investment objectives, policies and disclosures to the Funds' Directors and to its investors;

          o All employees must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of the Funds or its investors;

          o Employees should not take inappropriate advantage of their positions and may not, directly or indirectly, use Fund opportunities for personal gain; and

          o Employees must be loyal to the Funds and place the interests of the Funds and their investors above their own.

        The Advisor treats violations of this Code very seriously. If you violate this Code, the Advisor may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

        Improper trading activity can constitute a violation of this Code. You can also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no Funds or Fund investors are harmed by your conduct.

        If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CCO. Please do not guess at the answer.



B.      Compliance with the Federal Securities Laws
        -------------------------------------------

        Employees are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

          o the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder;

          o    the Investment Advisers Act of 1940 and the SEC rules thereunder;

          o    the Investment Company Act of 1940 and the SEC rules thereunder;

          o title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and

          o the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules thereunder.

          C    Conflicts of Interest
               ---------------------

        Personal Conflicts. All employees must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the employee's personal interests and the interests of the Advisor, the Funds, or the investors in the Funds. A potential conflict of interest exists whenever an employee has a direct financial or other personal interest in any transaction or proposed transaction involving the Advisor or any of the Funds. A conflict of interest may also exist where the employee has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the employee has a friendship or other personal relationship.

        In such situations, employees must disclose the conflict to the CCO and recuse themselves from the decision making process with respect to the transaction in question and from influencing or appearing to influence the relationship between the Advisor or any of the Funds and the customer involved. Employees may not use non-public knowledge of a pending or currently considered securities transaction for a Fund or reconstitution of an Underlying Index to profit personally, directly or indirectly, as a result.

        Conflict of Interest between the Advisor and a Fund. In certain instances, the Advisor's relationship with a Fund may require the Advisor to place the Fund's interest above its own interests. If an employee becomes aware of a situation where the Advisor's pursuit of its own interests in a transaction appears to conflict with its obligations to a Fund, he or she should bring the situation to the immediate attention of the CCO.

        The Appearance of a Conflict of Interest Must Be Avoided. All employees are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity. In determining whether there is an appearance of conflict, each employee should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:

          o That the Advisor was serving its own interests or one Fund's interests at the expense of another; or

          o That business with the Funds or the Advisor was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits.

        If an employee's participation in a decision making process would raise the appearance of conflict of interest, the employee should inform his or her manager immediately.

        Outside Business Activities. All employee board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the employee's full-time work commitment to the Advisor. Approval must be obtained through the CCO, and will ordinarily require consideration by senior officers of the Advisor. The Advisor can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent or subsidiary of the Advisor.

        Gifts and Gratuities. No employee may accept or receive on their own behalf or on behalf of the Advisor any gift or other accommodation which has a value in excess of a de minimis amount (currently $100) from any vendor, broker, public company, securities salesman, client or prospective client (a "business contact"). No employee may accept cash gifts or cash equivalents from any such person. This prohibition applies equally to gifts to members of the Family/Household of an employee.

        No employee may give on their own behalf or on behalf of the Advisor any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient. These policies are not intended to prohibit normal business entertainment.

        Entertainment and Meals. Payment for entertainment or meals where the employee is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above. Acceptance of meals and entertainment where the host is present is generally permitted. However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused. Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused. Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed.

Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.

        Preferential Treatment. Employees must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit. An employee should not actively seek nor accept a discount on any item for personal use from a business contact. If such a person extends preferential treatment (for example, offers a discount) to an employee in a personal transaction, the employee must have the preferential treatment pre-approved by the CCO before proceeding with the transaction.

        Borrowing. Employees should borrow only from reputable organizations that regularly lend money. (Borrowing from relatives, however, is not subject to restriction.) If an employee borrows from any financial institution, the loan must not involve favored treatment of any kind based upon their employment with the Advisor.

          D.   Standards of Business Conduct
               -----------------------------

        General. Employees are expected to conduct themselves at all times in a manner consistent with the highest professional standards. Each employee accordingly must devote his or her attention and skills to the performance of his or her responsibilities and avoid activities that interfere with that responsibility or that are detrimental to the Advisor and its reputation.

        Communications with Investors and Funds. All communications with investors and Funds, whether verbal or written, must convey information clearly and fairly. Employees must comply with the Advisor's communications policies and procedures. Exaggerated, unwarranted or misleading statements or claims are prohibited.

        Disclosure of Confidential Information. In the course of conducting business, employees may become privy to confidential information about the Advisor, its present and prospective investors and investments, the Funds, the Underlying Indices, Index Eligible Companies (with respect to Affiliated ETFs), and Fund Agents. It is a violation of this Code, and in some cases may be a violation of law, for any employee to disclose to anyone other than another employee any confidential information obtained while in the course of conducting business on behalf of the Advisor. Disclosure to other employees should be made only when and to the extent necessary to further the legitimate business purposes of the Advisor. Employees may not use any such information in connection with their personal investments or investments of others subject to their control.

        Investor Information. Fund investors and investors in the parent of the Advisor have the right to expect the Advisor and its employees to treat information concerning their business dealings in the strictest confidence. Accordingly, no one may divulge investor confidences except in accordance with the Advisor's privacy policy and unless the party to whom a disclosure is made is legitimately entitled to the information (i.e., needs to know the information in furtherance of the investor's business) or the investor gives prior consent to the disclosure. Any such prior consent should be documented in advance of disclosure.

        Company Information. Confidential information about the Advisor, its parent or other affiliated companies, that is obtained by an employee, including its investors, products, processes, financial condition, plans, patents, or licenses may not be disclosed to persons outside of the organization, except with the approval of senior management and to further the legitimate business purposes of the Advisor.

        Discretion should always be used when handling confidential investor information or company information, and such information should never be disseminated to an unauthorized person. Employees are reminded that when it is necessary to carry sensitive information off the firm's premises, they should take appropriate care for its security. Specifically, employees should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation. Employees who take documents or computer files off the premises to work at home should return all such materials to the Advisor upon completion of the particular at home project. Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the CCO.

        Corporate Assets. All information, products and services connected to or generated by the Advisor or the Funds as a business are considered corporate assets to which the Advisor or the Funds has ownership rights. Corporate property utilized or developed by employees during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively the Advisor's property both during employment and after the employee leaves the firm. Accordingly, all employees are expected to protect the Advisor's ownership or property including all information, products, and services and to return all information to the Advisor at the termination of employment.

        Further, employees are prohibited from misusing the Advisor's corporate assets (including use of assets for a non-business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving the firm. Before beginning employment with the Advisor, each employee should give his or her manager a copy or any non-competition, non-disclosure or non-pirating agreement by which the employee is bound at the time of hiring. Any questions about this requirement should be raised with senior management.

        Money Laundering. Every employee bears responsibility for recognizing suspicious transaction or investor activity that may constitute money laundering (including the structuring of deposits) and that may involve proceeds from unlawful activities such as drug trafficking or racketeering. In particular, employees should be aware that even the simple receipt of funds, including through wire transfers, which are derived from illegal activities can subject them to prosecution for money laundering. Any suspicious deposit or customer activity which causes an employee concern about the source of an investor's funds should be promptly reported to the CCO.

        Bribery. Under federal law, it is illegal for the Advisor or any employee to pay, offer to pay, or authorize a payment of any money or other thing of value to:

          o an official of a local, state, federal or foreign government or an agency of a local, state, federal or foreign government;

          o a political party or official thereof, or a candidate for political office; or

          o any other person the payor knows or has reason to know will pay or give the money or value to those listed above.

        Where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for the Advisor or the Funds, offering or making any such remuneration or consideration to a domestic or foreign government official, political party or candidate for political office is strictly prohibited. All employees must immediately report all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature to the CCO.

        Relations with Regulators. It is the Advisor's policy to cooperate with government authorities and regulators during routine audits and examinations, as well as inquiries and investigations. The CCO must immediately be made aware of any requests from government authorities or regulators and should be involved in responding to all such inquiries in order to be certain that we are providing complete and accurate information to regulators, as well as to ensure awareness of pending inquiries that may require us to maintain certain records.

III.    Restrictions on Personal Trading Activity
        -----------------------------------------

          A.   General Policy
               --------------

        No employee shall, in connection with the direct or indirect purchase or sale of a Security "held or to be acquired" by a Fund:

                o employ any device, scheme or artifice to defraud the Funds;

                o make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

                o engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Funds; or

                o engage in any manipulative practice with respect to the Funds. -

          B.   Prohibition Against Insider Trading
               -----------------------------------

        Employees and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the "insider trading" doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

               (1) trading while in possession of material, nonpublic information;

               (2)  communicating ("tipping") such information to others;

               (3) recommending the purchase or sale of securities on the basis of such information; or

               (4) providing substantial assistance to someone who is engaged in any of the above activities.

        This means that employees and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security. Information is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company's securities. Material information can also relate to events or circumstances affecting the market for a company's securities such as information about an expected government ruling or regulation that can affect the business of a company in which the Fund may invest. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

          C. Investment Personnel Pre-clearance of Investments in IPOs or Offerings.
               --------------------------------------------------------------

        Access Persons who also meet the definition of Investment Personnel may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from the Advisor's CCO. In order to obtain pre-clearance, a person meeting the definition of Investment Personnel must complete and submit to the CCO a Personal Trade Request Form (a "PTR") which is included as Appendix C. The CCO must review each request for approval and record the decision regarding the request. The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause. If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

        With respect to Affiliated ETFs where the Index Creator is the Advisor or its affiliates, pre-clearance will typically not be given to an Access Person to purchase or sell any IPO or Limited Offering of an issuer that is also an Index Eligible Company (1) during a Reconstitution Month, (2) if the Security is included in, or has been removed from an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate that Security's weighting in the Underlying Index, or (3) for Access Persons who also fall within the definition of Index Staff, if any, on a day when the Index Eligible Company is under "Active Consideration" as defined herein.

        With respect to Un-Affiliated ETFs or ETFs where the Index Creator is not the Advisor or its affiliates, pre-clearance will typically not be given to an Access Person to purchase or sell any IPO or Limited Offering of an issuer
(i) if such Security is a component Security in an

Underlying Index, on a day when the Security is being considered for purchase or sale by the Fund or (ii) if such Security is not a component Security in an Underlying Index but public notice has been given that such Security will be added to, or removed from, an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate the Security's weighting in the Underlying Index.

D.      Restrictions on Personal Securities Transactions by Access Persons.
        -------------------------------------------------------------------
        Each Access Person shall direct his or her broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts.

               (1)  Pre-clearance
                    -------------

               Access Persons may not buy or sell Securities, other than Exempt Securities, for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the CCO. The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.

               Who must obtain pre-clearance
               -----------------------------

                        a. With respect to Affiliated ETFs where the Index Creator is the Advisor or its affiliates, pre-clearance must be obtained for all Securities, except Exempt Securities, that meet the definition of "Index Eligible Company".

                        b. With respect to Un-Affiliated ETFs or ETFs where the Index Creator is not the Advisor or its affiliates, pre-clearance must be obtained for all Securities, except Exempt Securities, that either (i) are included as a component Security in an Underlying Index or (ii) for which public notice has been given that such Security will be added to, or deleted from, an Underlying Index.

        In order to obtain pre-clearance, an Access Person must complete and submit to the CCO a PTR. If the transaction is approved by the CCO, that approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

               When will pre-clearance be denied
               ---------------------------------

                        c. With respect to Affiliated ETFs where the Index Creator is the Advisor or its affiliates, pre-clearance will typically not be given to an Access Person to purchase or sell any Index Eligible Company Security (1) during a Reconstitution Month, (2) if the Security is included in, or has been removed from an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate that Security's weighting in the Underlying Index, or (3) for Access Persons who also fall within the definition of Index Staff, if any, on a day when the Security is under "Active Consideration" as defined herein.

                        d. With respect to Un-Affiliated ETFs or ETFs where the Index Creator is not the Advisor or its affiliates, pre-clearance will typically not be given to an Access Person to purchase or sell any Security of an issuer (i) if such Security is a component Security in an Underlying Index, on a day when the Security is being considered for purchase or sale by the Fund or (ii) if such Security is not a component Security in an Underlying Index but public notice has been given that such Security will be added to, or deleted from, an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate the Security's weighting in the Underlying Index.

               (2)  Blackout Period

               With respect to Affiliated ETFs where the Index Creator is the Advisor or its affiliates, no Access Person may buy or sell any Security of an Index Eligible Company during a Reconstitution Month.

               (3)  Prohibition on Short-Term Trading.

               Access Persons may not purchase and sell, or sell and purchase, within any period of 30 calendar days, a Security, other than an Exempt Security, held by a Fund. If any such transactions occur, the Advisor will require any profits from the transactions to be disgorged for donation by the Advisor to charity. In applying the 30 calendar day holding period, the Advisor will apply the "last-in, first-out" methodology.

               (4)  Prohibition on Short Sales and Similar Transactions

               Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any Beneficial Ownership, in any Security held by any Fund.

          E.    Reporting Requirements and Procedures
               --------------------------------------

        In order to provide the Advisor with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.


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


               (1) Initial and Annual Holdings Reports: Within ten days after a person becomes an Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report substantially in the form attached hereto as Appendix D. Each holdings report must contain, at a minimum, (a) the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person's direct or indirect benefit; and (c) the date the person submits the report. The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person and the Annual Holdings Report shall be submitted no later than January 31 and must be current as of a date no more than 45 days prior to the date the report is submitted.

               (2) Quarterly Report: Each Access Person shall submit reports substantially in the form attached hereto as Appendix E to the CCO, showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the person. Such reports shall be filed no later than 30 days after the end of each calendar quarter. An Access Person need not make a quarterly transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under this Code. The Report must include the date on which such report was submitted to the CCO.

          F.   Administration of the Code
               --------------------------

               The  CCO's Duties and Responsibilities include:

               (1) The CCO shall promptly provide all persons covered by this Code with a copy of the Code. In addition, all persons covered by this Code must complete the Acknowledgment included as Appendix F within ten days of becoming subject to this Code and must submit an Acknowledgment to the CCO by January 31 each year thereafter;

               (2) The CCO shall identify all Access Persons and inform them of their reporting obligations promptly. In this regard, the CCO will prepare and make available to all Access Persons, a list of Index Eligible Companies;

               (3) In determining whether to approve a PTR, the CCO will determine, in good faith, whether the Access Person knew, or should have know, that a Fund had engaged in a transaction involving, or was contemplating a transaction involving, such a Security with 15 days of the PTR. The CCO must maintain a record of any decision relating to pre-clearance requests, and the reasons supporting the decision, for at least five years after the end of the fiscal year in which the approval is granted;

               (4) The CCO will, on a quarterly basis, compare all reported personal securities transactions with the Funds' completed portfolio transactions during the quarter to determine whether a Code violation may have occurred. The CCO may request additional information or take any other appropriate measure that he or she decides is necessary to aid in this determination;

               (5) If the CCO finds that a Code violation may have occurred, the CCO must report the possible violation to senior management and to the Board of Directors of the applicable Fund;

               (6) The CCO will submit his or her own reports (as required) to an alternate compliance officer who will fulfill the duties of the CCO with respect to such reports; and

               (7) At least annually, the CCO must furnish to senior management and to the Board of Directors of each Fund, a written report that describes any issues arising under the Code since the previous report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and certifies that the Code contains policies and procedures reasonably designed to prevent Access Persons from violating the Code.

IV.       Firewall Procedures for Index Staff Personnel- Applicable
          ---------------------------------------------------------
          to Affiliated ETFs Only
          -----------------------

        In connection with certain Exemptive Orders obtained by the Advisor, the Advisor has adopted the following procedures with respect to persons meeting the definition of Index Staff. As a result, Index Staff personnel as subject to the following special restrictions and conditions:

          A. Index Staff personnel shall not be Investment Personnel. Index Staff personnel shall have no responsibility for the management of the Funds or the supervision or oversight of Investment Personnel or the Sub-Advisors.

          B. With respect to Index Staff personnel that are employed by the Advisor or its affiliates, such Index Staff personnel are expressly prohibited from sharing any information relating to the Rules Based Methodology (including information regarding prospective or potential changes to the Rules Based Methodology) with any Investment Personnel or any officer or employee of the Sub-Advisors. With respect to Index Staff personnel that are not officers of or employed by the

               Advisor or its affiliates, Investment Personnel and any officer or employee of the Advisor are expressly prohibited from receiving any information relating to the component securities in an Underlying Index, changes in weightings in component securities in an Underlying Index or Rules Based Methodology (including information regarding prospective or potential changes to the Rules Based Methodology) from Index Staff personnel prior to the time such information is made publicly available.

          C. With respect to Index Staff personnel that are employed by the Advisor or its affiliates, such Index Staff personnel may not buy or sell any Index Eligible Security on a day when such Security is under Active Consideration, as defined herein. With respect to Index Staff personnel that are not an officer of or employed by the Advisor or its affiliates, the CCO shall advise the Index Creator that Index Staff personnel should not be permitted to buy or sell any Security that is being added to, or deleted from, an Underlying Index or whose weighting in an Underlying Index is changing, until 7 calendar days after the reconstitution of the Fund to replicate the Securities position in the Underlying Index.

          D. Index Staff personnel may have office space at the Advisor but such space shall be separate and apart from office space of Investment Personnel. Index Staff personnel shall not have access to the computer systems of Investment Personnel or the Sub-Advisors.

V.        Recordkeeping
          -------------

        The Advisor will maintain records as set forth below. These records will be maintained in accordance with Rule 204A under the Advisers Act and the following requirements. They will be available for examination by representatives of the SEC and other regulatory agencies.

          A. A copy of this Code and any other code adopted by the Advisor which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

          B. A record of any Code violation and of any action taken as a result of the violation will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

          C. A copy of each report submitted by an Access Person under this Code will be preserved for a period of at least five years from the end of the fiscal year in which the report is made or the information is provided, for the first two years in an easily accessible place.

          D. A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, and a list of those who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

          E. A copy of each annual issues report and accompanying certification, as required by this Code, must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

VI.       Miscellaneous
          -------------

          A. Confidentiality. The Advisor will endeavor to maintain the confidentiality of all PTRs and any other information filed pursuant to this Code. Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

          B. The "should have known" standard. For purposes of this Code, the "should have known" standard does not:

               o    imply a duty of inquiry;

               o presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a Fund's investment strategies; or

               o impute knowledge from the individual's awareness of a Fund's portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions.

Amended: September 6, 2007

                                                                  Exhibit (p)(2)


                                   Appendix A

                                   Definitions
                                   -----------

        The definitions and terms used in this Code are intended to mean the same as they do under the Advisers Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the Advisers Act or other federal securities laws, as applicable, should be followed.

        Access Person means: (i) Every member of the board of the Advisor's parent, (ii) every officer of the Advisor or its parent, (iii) every employee of the Advisor (or employees of the parent of the Advisor) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Security for any Fund, or has access to nonpublic information about the portfolio holdings of any Fund, or whose functions relate to the making of any recommendations with respect to purchases and sales, (iv) every other person (whether or not an employee of the Advisor, such as consultants) who is subject to the Advisor's supervision and control who has access to nonpublic information regarding any purchase or sale of securities of any Fund, or has access to nonpublic information about the portfolio holdings of any Fund and (v) with respect to Affiliated ETFs where the Index Creator is the Advisor or its affiliates, persons who meet the definition of "Index Staff" herein. Access Persons include:

               (a) a member of an Access Person's immediate family (spouse, domestic partner, child or parents) who lives in an Access Person's household (including children who are temporarily living outside of the household for school, military service or other similar situation);

               (b) a relative of the person who lives in an Access Person's household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;

               (c) a relative whose financial affairs an Access Person "controls", whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);

               (d) an investment account over which an Access Person has investment control or discretion;

               (e) a trust or other arrangement that names an Access Person as a beneficiary; and

               (f) a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or employee, or in which he owns 10% or more of any class of voting securities, a "controlling" interest as generally defined by securities laws, or over which he exercises effective control.

        Active Consideration, when used in this Code means the Security (i) is included in an Underlying Index, or (ii) it is being added to an Underlying Index in connection with either (A) a regular reconstitution of the Underlying Index, or (B) a reconstitution of the Underlying Index in connection with a change in the Rules Based methodology. A Security described in clause (i) above is considered to be under Active Consideration while it is in an Underlying Index and until the end of the calendar month after it has been removed from an Underlying Index. A Security described in clause (ii)(A) above shall be considered to be under Active Consideration from the time of the initial screening of the Underlying Index in connection with its next regular reconstitution. A Security described in clause (ii)(B) above shall be deemed to be under Active Consideration beginning on such date that the Security can be identified using the changed methodology as a Security that will be included in the Underlying Index.

        Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not under the Automatic Investment Plan.

        Beneficial Ownership or Beneficially Owns means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. A person is the "beneficial owner" of any securities in which he or she has a direct or indirect pecuniary (monetary) interest.

        Control means the power to exercise a controlling influence over the management or policies of the Advisor. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of the Advisor shall be presumed to control the Advisor. A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the SEC by order either on its own motion or on application by an interested person.

        Exempt Security means: (i) direct obligations of the U.S. Government (or any other "government security" as that term is defined in the 1940 Act), bankers' acceptances, bank certificates of deposit, commercial paper and High-Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies, other than Reportable Funds,
(ii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control, (iii) securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions, and (iv) securities acquired as a part of an Automatic Investment Plan.

        Family/Household means a member of such person's immediate family (spouse, domestic partner, child or parents) who lives in the person's household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the person who lives in such person's household.

        High Quality Short-Term Debt Instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody's Investors Service).

        Index Eligible Company means a company that (i) is represented in an Underlying Index of an Affiliated ETF, (ii) is eligible for inclusion in an Underlying Index of an Affiliated ETF, (iii) has been represented in an Underlying Index of an Affiliated ETF within the past two quarters, or (iv) in the judgment of the Index Staff and based on the criteria used by the Index Administrator to determine the composition of each Underlying Index, could reasonably be expected to be eligible for inclusion in an Underlying Index of an Affiliated ETF within the next two quarters.

        Index Staff means those officers and employees of the Index Creator or its affiliates, who have been appointed by the Index Creator to assist the Index Administrator of an Affiliated ETF in the performance of its duties.

        IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

        Investment Personnel means (i) any employee of the Advisor (or of any company in a control relationship to the Advisor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities for a Fund, (ii) any natural person who controls the Advisor and who obtains information concerning recommendations made regarding the purchase or sale of Securities by a Fund.

        Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

        Purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a security. The purchase or sale of a security in an account in which a person is deemed to have a Beneficial Ownership or a Beneficial Interest is deemed to be a purchase or sale of a Security by such a person.

        Reconstitution Month means any calendar month during which the Index Administrator is reconstituting an Underlying Index of an Affiliated ETF.

        Reportable Fund means any investment companies other than money market funds that are registered under the Investment Company Act for which the Advisor serves as an investment adviser or whose investment adviser or principal underwriter controls the Advisor, is controlled by the Advisor, or is under common control with the Advisor. A Reportable Fund includes registered investment companies that are sub-advised by the Advisor or its affiliates

        Security or Securities means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

        A Security held or to be acquired by a Fund or being considered for purchase or sale means: (i) any security that within the most recent 15 days is or has been held by a Fund or is being or has been considered by the Advisor for purchase by a Fund and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a security.

                                                                  Exhibit (p)(2)

                                   APPENDIX B

              XShares Advisors LLC Family of Exchange-Traded Funds
              ----------------------------------------------------

Affiliated ETFs
---------------

        HealthShares(TM), Inc.

        HealthShares(TM) Asian Health Exchange-Traded Fund HealthShares(TM) Autoimmune-Inflammation Exchange-Traded Fund HealthShares(TM) Cancer Exchange-Traded Fund HealthShares(TM) Cardio Devices Exchange-Traded Fund HealthShares(TM) Cardiology Exchange-Traded Fund HealthShares(TM) Dermatology and Wound Care Exchange-Traded Fund HealthShares(TM) Diagnostics Exchange-Traded Fund HealthShares(TM) Emerging Cancer Exchange-Traded Fund HealthShares(TM) Enabling Technologies Exchange-Traded Fund HealthShares(TM) European Drugs Exchange-Traded Fund HealthShares(TM) European Medical Products and Devices Exchange-Traded Fund HealthShares(TM) GI/Gender Health Exchange-Traded Fund HealthShares(TM) Infectious Disease Exchange-Traded Fund HealthShares(TM) Metabolic-Endocrine Disorders Exchange-Traded Fund HealthShares(TM) Neuroscience Exchange-Traded Fund HealthShares(TM) Ophthalmology Exchange-Traded Fund HealthShares(TM) Orthopedic Repair Exchange-Traded Fund HealthShares(TM) Patient Care Services Exchange-Traded Fund HealthShares(TM) Respiratory/Pulmonary Exchange-Traded Fund HealthShares(TM) Composite Exchange-Traded Fund


        Realty Funds, Inc.

        Adelante Shares RE Growth(TM) Exchange-Traded Fund Adelante Shares RE Value(TM) Exchange-Traded Fund Adelante Shares RE Classics(TM) Exchange-Traded Fund Adelante Shares RE Kings(TM) Exchange-Traded Fund Adelante Shares RE Yield Plus(TM) Exchange-Traded Fund Adelante Shares RE Shelter(TM) Exchange-Traded Fund Adelante Shares RE Composite(TM) Exchange-Traded Fund


Un-Affiliated ETFs
------------------

        TDAX Funds, Inc.

        TDAX Independence 2010 Exchange-Traded Fund
        TDAX Independence 2020 Exchange-Traded Fund
        TDAX Independence 2030 Exchange-Traded Fund

        TDAX Independence 2040 Exchange-Traded Fund
        TDAX Independence In-Target Exchange-Traded Fund

                                                                  Exhibit (p)(2)

                                   APPENDIX C

                        Personal Trade Request Form (PTR)
                        ---------------------------------

        The following form must be completed by you in order to request pre-clearance of a personal securities transaction that requires pre-clearance under the Code of Ethics of either HealthShares(TM), Inc., Realty Funds, Inc., TDAX Funds, Inc. or XShares Advisors LLC. By signing below, you certify that you are not aware of any trades for any Funds in this Security over the past 15 days and that you are also not aware that the Advisor is planning on engaging in a trade involving this Security over the next 15 days. You further certify that you do not have any confidential or inside information relating to the issuer of this Security. This Form must be submitted to the appropriate Company firm's Chief Compliance Officer. You may not complete this trade until you receive approval from the Chief Compliance Officer. If approved, the approval is good for the day it is given and the following business day. If your trade is not completed within that time, you must submit a new request.

Name:
      -----------------------

Social Security Number:
                        -----------------

Investment Information
Issuer and ticker symbol:
                          ---------------------

Nature of Equity Investments (please circle):

               Common Stock  Preferred Stock

               Number of Shares:
                                  -------------

Nature of Fixed Income Investments:

               Describe instrument :
                                    --------------

               Principal amount of trade:
                                           --------------

Transaction Information
Transaction Type (please circle):

        Purchase     Sale    Short Sale

Estimated Trade Date:
                      --------------
Estimated Price:
                 -------------------
Broker/Dealer:
               ---------------------
Is the proposed investment an IPO?                Y     N
Is the proposed investment a Limited Offering?    Y     N

               Signature:
                         ---------------------

               Date:
                    -----------------------

                                           Chief Compliance Officer Action

                                           Approved:
                                                    ----------------

                                           Not Approved:
                                                        ----------------

                                                                  Exhibit (p)(2)

                                   APPENDIX D

                       Initial and Annual Holdings Reports
                       -----------------------------------

To: The Chief Compliance Officer

HealthShares(TM), Inc.
Realty Funds, Inc.
TDAX Funds, Inc.
XShares Advisors LLC


        As of _____________, a date within 45 calendar days of this submission, I had direct or indirect beneficial ownership interest in the Securities listed below which are required to be reported pursuant to the Code of Ethics of HealthShares(TM), Inc., Realty Funds, Inc., TDAX Funds, Inc. or XShares Advisors LLC.

Name of Reporting Person:

If Initial Report, Date Person Became Subject to the Code:

Information in Report Dated as of:

Date Report Submitted:

Securities Holdings:

Check here if, in lieu of completing the chart below, you have attached all of your most recent investment account statements: , Number of statements attached:
------- ----------

                                                             Principal Amount,
                                                             Maturity Date and
   Title of        Ticker Symbol                             Interest Rate (if
   Security        or CUSIP           Number of Shares       applicable)
-------------   ----------------   ---------------------   ---------------------









        The name of all brokers, dealers or banks with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows

     Name of Broker, Dealer or Bank          Name(s) on and Type of Account
     ------------------------------          ------------------------------

        I certify that I have included on this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics and that the information contained herein is accurate an complete.


   Signature:                                     Date:
             ----------------------                    -----------------------

                                                                  Exhibit (p)(2)


                                   APPENDIX E

                                Quarterly Report
                                ----------------

To: The Chief Compliance Officer

        HealthShares(TM), Inc.
        Realty Funds, Inc.
        TDAX Funds, Inc.
        XShares Advisors LLC


        I hereby certify that I have engaged in the following personal securities transactions which are required to be reported under the Code of Ethics of HealthShares(TM), Inc., Realty Funds, Inc., TDAX Funds, Inc. or XShares Advisors LLC during the calendar quarter indicated below. I hereby submit this report within 30 days after the end of that quarter. (Note: you do not need to complete this report if all of your trading confirmations and account statements are already being delivered to the Chief Compliance Officer)

Name of Reporting Person:

Calendar Quarter Ended:

Date Report Submitted:

Securities Transactions

        Please provide the following information for any reportable transactions during the quarter:


                                                             Principal
                                                             Amount,                 Name of
                                                             Maturity                Broker,
                                                             Date and                Dealer or
                          Ticker       Number                Interest                Bank
Date of        Title of   Symbol       of                    Rate (if    Type of     Effecting
Transaction    Security   or CUSIP     Shares      Price     applicable) Transaction Transaction
-----------    --------   --------     ------      -----     ----------- ----------- -----------






        I have established the following new accounts with brokers, dealers or banks in which my securities are held for my direct or indirect benefit.

  Name of Broker, Dealer or Bank    Date Account was Established    Name(s) on and Type of Account
  -------------------------------   -----------------------------   ------------------------------




        I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.


Signature:                                         Date:
          -------------------                           -------------------

                                   APPENDIX F

                                 Acknowledgment
                                 --------------

To:  Chief Compliance Officer

        HealthShares(TM), Inc.
        Realty Funds, Inc.,
        TDAX Funds, Inc.
        XShares Advisors LLC


Re:  Acknowledgment of Code of Ethics

        Initial Acknowledgment: Please check here if this is an initial acknowledgment. |_|

        I certify that (1) I have received, read and understand this Code of Ethics, (2) I am aware that I am subject to the provisions of this Code, (3) I will comply with this Code, (4) I will report all holdings, transactions and accounts that I am required to report pursuant to this Code.

        Annual Acknowledgment: Please check here if this is an annual acknowledgment. |_|

        I certify that (1) I have received, read and understand this Code of Ethics, (2) I am aware that I am subject to the provisions of this Code, (3) I have complied with this Code at all times during the previous calendar year, and
(4) I have, during the previous calendar year, reported all holdings, transactions and accounts that I am required to report pursuant to this Code.

Name (print):
             -------------------------------

Position:
         -----------------------------------

Signature:
          ----------------------------------

Date Submitted:
               -----------------------------


                                      F-1